Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 12, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4V5

Principal Amount (in Specified Currency): $25,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Initial Trade Date: January 12, 2011

Original Issue Date: January 18, 2011

Stated Maturity Date: January 15, 2014

Initial Interest Rate: Three month LIBOR determined on January 14, 2011 plus 0.25%, accruing from January 18, 2011 (short first coupon interpolated between two month and three month LIBOR)

Interest Payment Dates: The 15th of each January, April, July and October, commencing on April 15, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $24,977,500
Agents:   CastleOak Securities, L.P. ("CastleOak")
               U.S. Bancorp Investments, Inc. ("U.S. Bancorp")
CastleOak's Discount or Commission: 0.09%
CastleOak's Capacity:
 	[  ] Agent
 	[X] Principal
US Bancorp's Discount or Commission: 0.09%
US Bancorp's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +0.25%
Spread Multiplier:  N/A

Maximum Interest Rate:	  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: April 15, 2011
Interest Rate Reset Period: Quarterly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Under the terms and subject to the conditions of an Appointment Agreement dated July 8, 2009, and the Appointment Agreement Confirmation dated January 12, 2011 (collectively, the "CastleOak Appointment Agreement"), between Toyota Motor Credit Corporation ("TMCC") and CastleOak, CastleOak, acting as principal, has agreed to purchase and TMCC has agreed to sell to CastleOak $15,000,000 principal amount of the Notes (the "CastleOak Notes") at 99.91% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated January 12, 2011, and the Appointment Agreement Confirmation dated January 12, 2011 (collectively, the "US Bancorp Appointment Agreement" and together with the CastleOak Appointment Agreement, the "Appointment Agreements"), between TMCC and U.S. Bancorp, U.S. Bancorp, acting as principal, has agreed to purchase and TMCC has agreed to sell to U.S. Bancorp $10,000,000 principal amount of the Notes (the "U.S. Bancorp Notes") at 99.91% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.09% of such principal amount.

Under the terms and subject to the conditions of the Appointment Agreements, the obligations of CastleOak and U.S. Bancorp to purchase the CastleOak Notes and the U.S. Bancorp Notes, respectively, are several and not joint, and in the event of a default by either of CastleOak or U.S. Bancorp, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreements, each of CastleOak and U.S. Bancorp is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.